Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Syros Pharmaceuticals, Inc. for the registration of 793,021 shares of its common stock and to the incorporation by reference therein of our report dated March 20, 2017, with respect to the consolidated financial statements of Syros Pharmaceuticals, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts January 17, 2018